Exhibit 15.7 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference of our report dated 29 March 2018, with respect to the group financial statements of BP p.l.c. included in this Annual Report and Form 20-F for the year ended 31 December 2018, in the following Registration Statements: Registration Statements on Form F-3 (File Nos. 333-226485, 333-226485-01, 333-226485-02) of BP p.l.c., BP Capital Markets p.l.c., and BP Capital Markets America Inc.; and Registration Statements on Form S-8 (File Nos. 333-67206, 333-79399, 333-103924, 333-123482, 333- 123483, 333-131583, 333-131584, 333-132619, 333-146868, 333-146870, 333-146873, 333- 173136, 333-177423, 333-179406, 333-186462, 333-186463, 333-199015, 333-200794, 333- 200795, 333-207188, 333-207189, 333-210316 and 333-210318) of BP p.l.c. /s/ Ernst & Young LLP London, United Kingdom 29 March 2019